Exhibit 10.1

Proposal 3. Amendment and Reapproval of the Stock Incentive Plan

Summary of the Proposal

The company has maintained the Stock Incentive Plan since it was approved by stockholders in 1998. We refer to the Stock Incentive Plan, as amended and in effect before the 2010 annual meeting, as the “Existing Plan.” On March 17 and March 26, 2010, the board of directors, based on the recommendation of the Compensation Committee of the board (the “Committee”), authorized the adoption, subject to stockholder approval, of amendments to the Existing Plan. We use the term the “Plan” to refer to the Existing Plan after amending it to give effect to the proposed amendments. We are asking you to approve the Plan, which includes the following amendments to the Existing Plan:

•                  an increase by 4,353,084 of the number of shares authorized for issuance under the Plan;

•                  additions to broaden the performance goals contained in the Plan and conform them to the performance goals contained in our Annual Incentive Plan;

•                  adding provisions to clarify that (i) shares tendered or withheld to cover the exercise price of options or taxes associated with an award and (ii) shares purchased on the open market with the proceeds from option exercises will not be available again for future grants;

•                  adding provisions to clarify that the total number of shares subject to stock-settled stock appreciation rights or net-settled options will count against the share authorization regardless of the number of shares issued upon settlement;

•                  increasing the maximum amounts of awards under the Plan to the amounts reflected in the description of the Plan below;

•                  providing that a full-value award of one share after our 2010 annual meeting will reduce the shares available for future awards by two shares;

•                  providing a 10-year maximum term for nonqualified options (the company has only issued options with 10-year terms throughout the life of the Existing Plan);

•                  adding provisions which prohibit the cancellation of underwater options or stock appreciation rights in exchange for cash and prohibit reducing the minimum purchase price of a share of common stock subject to a stock appreciation right;

•                  adding a prohibition of the grant of dividends or dividend equivalents with respect to options and stock appreciation rights (the company has never provided for dividends or dividend equivalents payable with respect to options or stock appreciation rights);

•                  adding a “net exercise” provision whereby the company would withhold shares sufficient to cover the exercise price of an option as an alternative means of paying the exercise price;

•                  eliminating the current provision that any common stock tendered to satisfy the aggregate purchase price in connection with the exercise of an option must have been held by the recipient for at least six months prior to such tender if acquired under the Plan (or any other compensation plan maintained by the company) or must have been purchased in the open market;

•                  clarifying that discretion to deem that performance measures have been satisfied will be limited to the maximum or any lower level instead of the maximum or any other level;

•                  eliminating a provision that requires separate approval for share withholding for taxes;

•                  amending the provision concerning a change in control resulting from a reorganization, merger or consolidation of the company or sale or other disposition of all or substantially all of the assets of the company or the consummation of a plan of complete liquidation or dissolution of the company, in each case in which holders of the company’s common stock receive consideration other than shares of common stock of a public company as the consideration for their shares of our common stock, to provide that cash payments on account of awards under the Plan will not be made until within ten days of the consummation of the change in control instead of within ten days of stockholder approval of the transaction resulting in a change in control; and

•                  other changes to respond to changes in law or practice since 1998 such as permitting delivery of signed award agreements by participants to the company by facsimile or e-mail and clarifying that the Committee is not authorized to make payments with respect to awards intended to qualify as “qualified performance-based compensation” in connection with retirement if applicable performance goals have not been satisfied.

The board and the Compensation Committee believe that the proposed changes to the Existing Plan accomplished by the adoption of the Plan would be in the best interests of the company.

The following table provides the number of shares subject to outstanding awards and the number of shares available for future grants under company plans and programs as of March 1, 2010.

Number of Stock Options Outstanding	5,409,085
Weighted Average Exercise Price	$26.28
Weighted Average Remaining Term (in years)	6.7
Number of Full-Value Awards Outstanding:
Number of Full-Value Awards (restricted shares, restricted stock units, performance shares, and phantom stock units)	953,479
Number of Shares Remaining Available for Future Grant:
Stock Incentive Plan (the “Existing Plan”)	1,346,916
Deferred Compensation Plan for Outside Directors and Supplemental Executive Retirement Plan (“Non-Shareholder Approved Plans”)	453,610
Common Shares Outstanding (as of March 22, 2010)	75,257,677

There are no other shares remaining available for grant under any other company plans or programs except as identified in the table above. If the Proposal to amend the Existing Plan is approved, the total number of shares of common stock available for new awards will be increased by 4,353,084 shares to a total of 5,700,000 shares (subject to adjustment in the event of a stock split, stock dividend, recapitalization, merger, spin-off or other similar change or event involving the company).

Description of the Plan and Performance Goals

Purpose of the Plan.  The purpose of the Plan is to promote the long-term financial success of the company by (i) attracting and retaining executive personnel of outstanding ability; (ii) strengthening the company’s capability to develop, maintain and direct a competent management team; (iii) motivating executive personnel by means of performance-related incentives to achieve longer-range performance goals; (iv) providing incentive compensation opportunities which are competitive with those of other major corporations; (v) enabling such executive personnel to participate in the long-term growth and financial success of the company through increased stock ownership and (vi) serving as a mechanism to compensate outside directors. Under the Plan, the company may grant a variety of different stock-based awards including nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, bonus stock and performance shares.

The Plan has been designed to meet the requirements of Section 162(m) of the Internal Revenue Code regarding deductibility of executive compensation. Section 162(m) generally limits to $1 million the amount that a publicly held corporation is allowed to deduct each year for the compensation paid to each of its named executive officers. However, “qualified performance-based compensation” is not subject to the $1 million deduction limit. To qualify as qualified performance-based compensation, certain criteria must be satisfied and the material terms under which the compensation is to be paid, including the performance goals, must be disclosed to, and approved by a separate majority vote of, stockholders before the compensation is paid. If approved by the company’s stockholders, the Plan will enable the Committee to continue to grant awards under the Plan that will be exempt from the deduction limits of Section 162(m) of the Internal Revenue Code.

The material features of the Plan are summarized below. The following summary of the Plan is qualified in its entirety by reference to the full text of the Plan, which is included as Appendix B to this Proxy Statement.

Administration.  The Compensation Committee is the Committee responsible for administration of the Plan. Members of the Compensation Committee do not serve for fixed periods but may be appointed or removed at any time by the board. The Plan provides that the Committee administering the Plan (the “Committee”) will consist of two or more members of the board, each of whom shall be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and (iii) an “Independent Director” within the meaning of the rules of the New York Stock Exchange. Subject to the express provisions of the Plan, the Committee has the authority to select eligible directors, officers and other key management employees of the company and its subsidiaries for participation in the Plan and determine all of the terms and conditions of each grant and award.

Eligibility and Participation.  All non-employee directors of the company and all salaried employees of the company and its affiliates will be eligible to receive awards under the Plan at the discretion of the Committee. The company currently has nine non-employee directors, and the company and its affiliates currently have approximately 3,000 employees eligible to participate in the Plan. Generally, awards have been limited to the company’s nine outside directors, each of its nine officers and approximately 130 other management employees. The benefits or amounts that will be received by any of the participants are indeterminable at this time. Each grant and award will be evidenced by a written agreement containing such provisions not inconsistent with the Plan as the Committee shall approve. The Committee also has the authority to establish rules and regulations for administration of the Plan and to decide questions of interpretation of any provisions of the Plan. All such rules, regulations, interpretations and conditions will be conclusive and binding on all parties. In addition and subject to compliance with Section 157 of the Delaware General Corporation Law, the Committee may authorize one or more executive officers of the company to make certain awards under the Plan to employees who are not directors or executive officers.

Available Shares.  As of March 1, 2010, there were 6,240,654 shares of common stock subject to outstanding awards issued under the Existing Plan including 831,569 shares subject to full-value awards (restricted stock, restricted stock units and performance shares) and 1,346,916 shares available for new awards. If the Proposal to amend the Existing Plan is approved, the total number of shares of common stock available for new awards will be increased by 4,353,084 to a total of 5,700,000 (subject to adjustment in the event of a stock split, stock dividend, recapitalization, merger, spin-off or other similar change or event involving the company). On March 1, 2010, the closing price of a share of the common stock on the New York Stock Exchange was $33.76. Under the Existing Plan, we reduced the number of shares available for future awards by one share for each share that is subject to a stock option or stock appreciation right under the Plan and each other award granted prior to May 18, 2005 and by 2.5 for all other awards granted after May 18, 2005 and prior to May 19, 2010. Under the Plan we will continue to reduce the number of shares available for future awards by one share for each share that is subject to a stock option or stock appreciation right under the Plan and for all other awards granted after May 19, 2010 we will reduce the number of shares available for future awards by 2.0. For example, if we issue 100 shares of restricted stock after May 19, 2010, we will reduce the number of shares available for new awards by 200, and if we grant someone 100 stock options or stock appreciation rights to be settled in stock, we will reduce the number of shares available by 100. We will not reduce the number of shares available if an award can only be settled in cash or to the extent that an award that can be settled in either stock or cash is settled in cash.

If an award expires, terminates, is cancelled or forfeited, the shares subject to that award will be available for future awards. Shares of common stock subject to an award under the Plan may not be made available for issuance under the Plan if such shares are: (i) shares that were subject to a stock-settled stock appreciation right and were not issued as a result of the net settlement or net exercise of such stock appreciation right, (ii) shares used to pay the exercise price of an incentive stock option or non-statutory stock option, (iii) shares delivered to or withheld by the company to pay withholding taxes related to an award under the Plan or (iv) shares repurchased on the open market with the proceeds of an option exercise.

Shares of common stock issued in accordance with the Plan will be made available from authorized and unissued shares of common stock, or authorized and issued shares of common stock reacquired and held as treasury shares or otherwise, or a combination thereof.

To the extent required by Section 162(m) of the Internal Revenue Code and the rules and regulations thereunder, the maximum number of shares of common stock with respect to which options or stock awards or performance share awards or a combination thereof may be granted during any calendar year to any person will be 500,000, subject to adjustment as provided in the Plan.

Awards under the Plan are to be evidenced by written agreements containing the terms and conditions of the awards. Award agreements are subject to amendment, including unilateral amendment by the company (with the approval of the Committee) unless the amendments adversely affect the participant.

Change in Control.  In the event of certain acquisitions of 20% or more of the common stock, a change in a majority of the board, a reorganization, merger or consolidation or sale or disposition of all or substantially all of the assets of the company (unless, among other conditions, the company’s stockholders receive 50% or more of the stock of the surviving company) or a liquidation or dissolution of the company, all outstanding awards will be surrendered to the company in exchange for a cash payment except, in the case of a merger or similar transaction in which the stockholders receive publicly traded common stock, all outstanding options and stock appreciation rights immediately will become exercisable in full, all other awards immediately will vest, all performance periods will lapse, each performance period will be deemed satisfied at the target level and each option, stock appreciation right and other award will represent a right to acquire the appropriate number of shares of common stock received in the merger or similar transaction.

Effective Date, Termination and Amendment.  The Existing Plan became effective as of January 1, 1998 and will terminate on May 1, 2020, unless terminated earlier by the board. The board may amend the Plan at any time, subject to any requirement of stockholder approval required by applicable law, rule or regulation and provided that no amendment may be made without stockholder approval if such amendment would (i) increase the maximum number of shares of common stock available under the Plan, (ii) effect any change inconsistent with Section 422 of the Internal Revenue Code, (iii) extend the term of the Plan or (iv) reduce the minimum purchase price of a share of common stock subject to an option.

No Repricing.  Without limiting its ability to make adjustments in connection with stock splits and similar changes in the company’s capital structure as described below, the company may not, without stockholder approval, amend or replace any previously granted option or stock appreciation right in a transaction that constitutes a repricing under the rules of the New York Stock Exchange, will not cancel an option or stock appreciation right that has an exercise price which is greater than the fair market value of the underlying common stock in exchange for stock, cash or other consideration and will not cancel an option or stock appreciation right that has an exercise price which is greater than the fair market value of the underlying common stock and regrant such option or stock appreciation right with a lower exercise price or base price.

Minimum Vesting for Full-Value Awards.  Awards of restricted stock, restricted stock units and performance shares which vest on the basis of the recipient’s continued employment with or provision of services to the company may not provide for vesting that is any more rapid than annual pro rata vesting over a three-year period and any restricted stock, restricted stock units and performance shares which vest on the attainment of performance goals must provide for a performance period of at least 12 months; provided that vesting may be shortened in the case of disability, death, retirement, or a change in control and provided further that up to five percent of the shares available for new awards are not subject to these limitations.

Stock Options and Stock Appreciation Rights — General.  The Committee may grant to eligible participants options to purchase shares of common stock which are either nonqualified stock options or incentive stock options within the meaning of Section 422 of the Internal Revenue Code. The Committee also may grant stock appreciation rights either independently of, or in tandem with, stock options. The exercise of a stock appreciation right entitles the holder to receive shares of common stock (which may be restricted stock), cash or a combination thereof with a value equal to the difference between the fair market value of the common stock on the exercise date and the base price of the stock appreciation right.

The Committee will determine the terms of each option and stock appreciation right, including the number and exercise price or base price of the shares subject to the option or stock appreciation right, the term of the option or stock appreciation right and the conditions to the exercisability of the option or stock appreciation right. Upon exercise of an option, the purchase price must be paid (i) in cash, (ii) by delivery of certain previously acquired shares of common stock, (iii) by delivery of cash in an amount of the aggregate purchase price payable by reason of the exercise by a broker-dealer acceptable to the company to whom the optionee has submitted an irrevocable notice of exercise, (iv) by authorizing the company to withhold whole shares of common stock which would otherwise be delivered having an aggregate fair market value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise or (v) by a combination of cash and delivery of certain previously acquired shares.

Shares of common stock to be delivered or withheld may not have an aggregate Fair Market Value (as defined in the Plan), determined as of the date of delivery or withholding, in excess of the amount determined by applying the minimum statutory withholding rate.

Nonqualified Stock Options and Stock Appreciation Rights.  The exercise price of a nonqualified stock option and the base price of a stock appreciation right will not be less than 100% of the fair market value of the common stock on the date of grant, provided that the base price of a stock appreciation right granted in tandem with an option will be the exercise price of the related option.

No nonqualified stock option will be exercisable more than ten years after its date of grant. Unless otherwise provided in the applicable award agreement, the period for the exercise of a nonqualified stock option or stock appreciation right following termination of employment will be as described herein. In the event of termination of employment (1) by reason of (i) death, or (ii) retirement on or after age 55 with a minimum of ten years of employment with or service to the company, or (iii) permanent disability or (2) for any reason within two years following a Change in Control, each nonqualified stock option and stock appreciation right will be exercisable for the remainder of the option period or stock appreciation right period as stated under the terms of the award agreement, but only to the extent that the option or stock appreciation right was exercisable at the date of such termination of employment. In the event of termination of employment for any other reason, each nonqualified stock option and stock appreciation right will remain exercisable, to the extent that the option or stock appreciation right was exercisable at the date of the termination of employment, for a period of 90 days after the termination of employment, but in no event after the expiration of the option or stock appreciation right. If an employee is terminated for Cause (as such term is defined in the Plan), his or her rights under all options and stock appreciation rights will terminate on the date of the termination.

Incentive Stock Options.  The exercise price of an incentive stock option will not be less than the fair market value of the common stock on the date of grant of such option, unless the recipient of the incentive stock option owns greater than ten percent of the voting power of all shares of capital stock of the company (a “ten percent holder”), in which case the option exercise price will be the price required by the Internal Revenue Code, currently 110% of fair market value.

No incentive stock option will be exercisable more than ten years after its date of grant, unless the recipient of the incentive stock option is a ten percent holder, in which case the option will be exercisable for no more than five years after its date of grant. Subject to the limit on the total number of shares that may be subject to awards under the Plan, the maximum number of shares of common stock that may be issued after May 19, 2010 in the form of incentive stock options granted under the Plan is 5,700,000 shares.

Unless otherwise provided in the applicable award agreement, the period for the exercise of an incentive stock option following termination of employment will be as described herein. In the event of a termination of employment by reason of permanent and total disability (as defined in Section 22(e)(3) of the Internal Revenue Code), incentive stock options will be exercisable only to the extent the options were exercisable on the effective date of the optionee’s termination of employment for a period of no more than one year after the termination (or such shorter period as determined by the Committee), but in no event after the expiration of the incentive stock option. In the event of a termination of employment by reason of death, incentive stock options will be exercisable only to the extent the options were exercisable on the effective date of the termination for a period of three years after the date of death, but in no event after the expiration of the incentive stock option. In the event an employee is terminated for Cause (as defined in the Plan), any incentive stock options held by such individual will terminate on the date of the termination of employment. In the event of a termination of employment for any other reason, incentive stock options will be exercisable to the extent exercisable on the date of termination for a period of 90 days after the termination, but in no event after the expiration of the incentive stock option. If the holder of an incentive stock option dies during the specified periods following termination of employment by reason of permanent and total disability or for any other reason (except a termination of employment which is for Cause), each incentive stock option will be exercisable only to the extent the option was exercisable on the date of the holder’s death, and may thereafter be exercised for a period of no more than three years but in no event after expiration of the incentive stock option.

Bonus Stock Awards, Restricted Stock Awards and Restricted Stock Unit Awards.  The Plan provides for the grant of (i) bonus stock awards, which are vested upon grant, (ii) restricted stock awards and

(iii) restricted stock unit awards. An award of restricted stock or of a restricted stock unit may be subject to specified performance measures for the applicable restriction period. Shares of restricted stock and restricted stock units will be non-transferable. Shares of restricted stock and restricted stock units other than those issued as payment of all or a portion of non-employee directors’ retainers will be subject to forfeiture if the holder does not remain continuously in the employment of the company during the restriction period and, if the restricted stock or restricted stock unit is subject to performance measures, if the performance measures are not attained during the restriction period. However, unless otherwise set forth in the award agreement, upon a termination of employment by reason of retirement on or after age 55 (with a minimum of ten years of employment with or service to the company), disability, death or for any reason within two years following a change in control or under other circumstances as the Committee deems appropriate, will result in the restricted stock or restricted stock units becoming vested in such amount as the Committee determines to be appropriate. Unless otherwise set forth in the award agreement, in the event of termination of employment for any other reason, the portion of a restricted stock award or restricted stock unit award which is then subject to a restriction period will be forfeited and canceled by the company. Unless otherwise set forth in the award agreement, the holder of a restricted stock award will have all of the rights as a stockholder of the company, including the right to vote and receive dividends with respect to the shares of common stock subject to the award. Prior to settlement, the holder of a restricted stock unit award will have no rights as a stockholder of the company with respect to the shares of common stock subject to the award, except that the Committee may grant dividend equivalents with respect to the shares of common stock subject to the award.

Performance Share Awards.  The Plan also provides for the grant of performance share awards. Each performance share is a right, contingent upon the attainment of performance measures within a specified performance period, to receive one share of common stock, which may be restricted stock, or the fair market value of such performance share in cash. Prior to the settlement of a performance share award in shares of common stock, the holder of the award will have no rights as a stockholder of the company with respect to the shares of common stock subject to the award. Performance shares will be non-transferable and subject to forfeiture if the specified performance measures are not attained during the applicable performance period; provided, however, that unless otherwise set forth in the award agreement, termination of employment (1) by reason of (i) death, or (ii) retirement on or after age 55 with a minimum of ten years of employment with or service to the company or (iii) permanent disability or (2) for any reason within two years following a Change in Control or (3) under certain other circumstances as the Committee deems appropriate, will result in the performance share award becoming vested in such amount as the Committee may determine, provided that the Committee is not authorized to make payments with respect to awards intended to qualify as “qualified performance-based compensation” in connection with retirement if applicable performance goals have not been satisfied. Unless otherwise set forth in the award agreement, in the event of termination of employment for any other reason, the portion of a performance share award which is then subject to a performance period will be forfeited and canceled by the company.

Performance Goals.  Under the Plan, the vesting or payment of performance shares will and the vesting or payment of other awards, including awards of options, stock appreciation rights, restricted stock or restricted stock units may be subject to the satisfaction of performance goals. All officers and other key employees are eligible to be selected by the Committee to receive such awards. The performance goals applicable to a particular award will be determined by the Committee at the time of grant of the award. Under the Plan, such performance goals may be based on one or more of the following business criteria, determined with respect to the performance of the company as a whole, or, where determined to be appropriate by the Committee, with respect to the performance of one or more divisions or groups within the company, or with respect to the performance of individual participants:

•                  net sales;

•                  pretax income before allocation of corporate overhead and bonus;

•                  budget;

•                  earnings per share;

•                  net income;

•                  return on stockholders’ equity;

•                  return on assets;

•                  return on capital employed;

•                  attainment of strategic and operational initiatives;

•                  appreciation in and/or maintenance of the price of the common stock or any other publicly traded securities of the company;

•                  market share;

•                  gross profits;

•                  earnings before interest and taxes;

•                  earnings before interest, taxes, depreciation and amortization;

•                  economic value-added models;

•                  comparisons with various stock market indices;

•                  increase in number of customers and/or reductions in costs;

•                  total stockholder return (based on the change in the price of a share of the company’s common stock and dividends paid);

•                  operating income; and

•                  cash flows (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment)

for the applicable performance period. If the performance goal or goals applicable to a particular award are satisfied, the amount of compensation would be determined as described below. In the case of a performance share award, the amount of compensation would equal the number of performance shares subject to the award multiplied by (i) the closing sale price of a share of common stock on the New York Stock Exchange at the time the performance shares vest, or (ii) if such performance shares are settled in shares of restricted stock, the value of a share of common stock at the time such restricted stock vests. In the case of restricted stock awards or restricted stock unit awards which are subject to one or more performance goals, the amount of compensation would equal the number of shares of restricted stock or restricted stock units subject to the award multiplied by the value of a share of common stock at the time the restricted stock or restricted stock unit vests. Income with respect to other awards will be as described below under the heading “Federal Tax Considerations.” Payments of cash, shares of common stock or any combination thereof to any participant in respect of the settlement of a performance share award for any performance period may not exceed $12,000,000, with respect to the cash payment for such award and also may not exceed 400,000 shares of common stock, with respect to the common stock payment for such award.